EXHIBIT 11(a)





                       CONSENT OF INDEPENDENT ACCOUNTANTS




To the Directors and Shareholders of The Jensen Portfolio, Inc.:


We consent to the inclusion in Post-Effective Amendment No. 6 to the Registration Statement of The Jensen Portfolio, Inc. on Form N-1A (File No. 33-47508) of our report, dated July 7, 1997 on our audit of the financial statements and the financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended May 31, 1997 which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants."


Coopers & Lybrand, L.L.P.
Portland, Oregon
September 25, 1997